Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
The Clorox Company


We consent to the incorporation by reference in this Registration Statement on Form S-3 of The Clorox Company of our audit reports dated August 6, 1998, relating to the consolidated balance sheets of First Brands Corporation and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended June 30, 1998, and the related schedule, which audit reports appear in the June 30, 1998 annual report on Form 10-K of First Brands Corporation, in the Quarterly Report on Form 10-Q of The Clorox Company for the fiscal quarter ended December 31, 1998, and to the reference to our firm under the heading "Experts" in Form
S-3.

Also with respect to such Quarterly Report, we acknowledge our awareness of the use therein of our report dated
October 23, 1998 related to our review of the First Brands
Corporation interim financial information as of and for the three months ended September 30, 1998.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.




/s/ KPMG LLP

New York, New York
March 31, 1999